Exhibit (a)(4)

ELECTION FORM

LVB ACQUISITION, INC.

RE: TENDER OF ELIGIBLE RESTRICED STOCK UNITS PURSUANT TO THE

OFFER TO EXCHANGE CERTAIN OUTSTANDING RESTRICTED STOCK UNITS

FOR RESTRICTED STOCK UNITS

THE OFFER EXPIRES AT 6:00 P.M. EASTERN DAYLIGHT TIME (“EDT”) ON JULY 30, 2012,

UNLESS THE OFFER IS EXTENDED

This Election Form allows you to elect to participate in the Restricted Stock Unit Exchange Offer (the “Offer”) pursuant to the document titled “Offer to Exchange Certain Outstanding Restricted Stock Units for Restricted Stock Units,” dated July 2, 2012 (the “Offer”).

Before making your election, please make sure you have received, read and understand the documents that make up the offer to participate in the Offer, including: (1) the Offer; (2) this Election Form; and (3) the Agreement to Terms of Election (collectively, the “Offer Documents”). The Offer is subject to the terms of the Offer Documents as they may be amended. The Offer provides eligible employees who hold eligible RSUs the opportunity to exchange these RSUs for new RSUs as set forth in Section 1 of the Offer. This Offer expires at 6:00 p.m. EDT on July 30, 2012, unless extended.

If you wish to participate in the Offer, please initial here, sign below and return this form to the Company before 6:00 P.M. EDT on July 30, 2012, as indicated below.

I hereby elect to participate in the Offer and to exchange all of my
(Initial)	eligible RSUs.

Please note that if you do not sign and return this form, your eligible RSUs will not be exchanged and will remain outstanding subject to their existing terms.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your eligible RSUs, you will receive new RSUs in the amount set forth on your Individual Exchange Schedule, as described in Section 1 of the Offer. Your new RSUs will be subject to a new vesting schedule as described in Section 3 of the Offer.

Please note that you may withdraw your election by submitting a new properly completed and signed Election Form prior to 6:00 p.m. EDT on the completion date, which will be July 30, 2012, unless we extend the Offer.

If you wish to withdraw a prior election to participate in the Offer, please initial here, sign below and return this form to the Company before 6:00 P.M. EDT on July 30, 2012.

I hereby withdraw my prior election to participate in the Offer and do
(Initial)	not want to exchange any of my eligible RSUs.

THE LAST VALID ELECTION THAT YOU SUBMIT BEFORE 6:00 P.M. EDT ON JULY 30, 2012 SHALL BE BINDING.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)
Date: , 2012

SUBMIT THIS ENTIRE ELECTION FORM

(VIA U.S. MAIL, INTEROFFICE MAIL OR HAND DELIVERY) TO

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

BEFORE 6:00 P.M. EDT ON JULY 30, 2012